Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-275577, 333-287757 and 333-293393 on Form S-8 and Registration Statement No. 333-287335 on Form S-3 of our report dated March 13, 2026, relating to the financial statements of Better Home & Finance Holding Company appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/Deloitte & Touche LLP
New York, NY
March 13, 2026